EXHIBIT 99.1

                          COLEMAN RESEARCH CORPORATION

                             201 South Orange Avenue
                                   Suite 1300
                             Orlando, Florida, 32801

             This Proxy is Solicited on Behalf of the Board of Directors.


             The undersigned hereby appoints Thomas J. Coleman, James B. Morrison and Richard H. Levine, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Coleman Research Corporation ("CRC") held of record by the undersigned on January 25, 1995, at the Special Meeting of the Shareholders of CRC to be held at the corporate offices of CRC, located at 201 South Orange Avenue, Suite 1300, Orlando, Florida 32801, on Thursday, February 23, 1995, at 11:00 a.m. Eastern Standard Time, and at any postponement or adjournment thereof, as set forth herein, and in their discretion upon any other business that may properly come before the meeting.
                         ______________________________

             The Proxy will be voted as specified, or if no choice is specified, FOR proposals 1, 2 and 3, and as said proxies deem advisable on such other matters as may properly come before the meeting.

             Management and the Board of Directors recommend a vote
                            FOR Proposals 1, 2 and 3.

                         ______________________________

             1. To Approve and adopt the Agreement and Plan of Merger, dated January __, 1995, among CRC, Thermo Electron Corporation ("Thermo"), and CRC Acquisition Corp., a wholly owned subsidiary of Thermo ("Acquisition Corp."), providing, among other things, for the merger of Acquisition Corp. with and into CRC (the "Merger") pursuant to which each share of CRC's common stock, $.001 par value per share, outstanding at the effective time of the Merger (other than shares with respect to which dissenters' rights are perfected) will be converted into .1905695 shares of Thermo's common stock, $1.00 par value per share, and CRC will become a wholly owned subsidiary of Thermo.

                       ______         ______         ______
                        For           Against        Abstain

             2.   To approve the Amended and Restated Articles of
        Incorporation of CRC, which deletes a current provision in CRC's
PAGE

        Articles of Incorporation, as amended, that limits stock ownership to employees of CRC.

                       ______         ______         ______
                        For           Against        Abstain

             3. To approve the assignment by CRC of its 49% interest in Coleman Laboratories, Ltd., a limited partnership ("Coleman L.P."), to entities related to Thomas J. Coleman or members of his family and the termination of CRC's relationship with Dr. Mohammed Katoot and MK Industries Inc. ("MKI") by assigning and selling to Coleman L.P. CRC's rights under certain agreements with Dr. Katoot and MKI and certain equipment currently used by MKI.
                       ______         ______         ______
                        For           Against        Abstain

        (IMPORTANT - TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE)



             4. To transact such other business as may property come before the Special Meeting or any adjournments or postponements thereof.



             (This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)



        Signature: ______________________________    Date: __________